Exhibit 10.1

SeaBright Insurance Holdings, Inc.
2008 Annual Incentive Plan

Employee:
Business Unit:	SeaBright Insurance Holdings, Inc.
Department:
Bonus Targets:	XX% of Earned Income (Threshold=0%; Maximum=2 x Target)

	Bonus Pool Qualifier	Threshold	Target	Maximum

I.	SeaBright Insurance Holdings: After-Tax GAAP Income excl. Capital Gains and Losses	$	$	$

The total bonus pool for all bonus eligible employees will be based on SeaBright Holdings after-tax GAAP income, adjusted to exclude all capital gains and losses. After-tax GAAP income will be calculated using target bonus amounts and compared to the figures shown to the right. If the Threshold amount has been achieved then a bonus pool will be established. The bonus pool will depend on actual after-tax GAAP income and will be limited to a maximum of two times the target bonus pool if the maximum figure shown to the right is achieved.

Key Objectives and Relative Weightings

The total bonus pool established above may be adjusted by Department/Individual based on the following targets. A weighting factor between 0 and 2.0 will be calculated for each Department based on its actual performance against the targets established to the right. These factors determine what percentage of the target bonus was achieved by the Department which is then used to determine that Department's share of the total. If this calculation results in a total bonus to be paid greater than the bonus pool established above then all payments will be reduced proportionately until a zero difference is achieved.

II.	Corporate Objectives	Threshold	Target	Maximum

These objectives are common to all managers in the bonus plan. The score assigned (0 through 2.0) will be the same for all participants. This category will receive a total weight of 15% in the final calculation.

A. B.

III.	Individual Objectives	Threshold	Target	Maximum

These are your individual objectives. The score assigned (0 through 2.0) will be yours alone. This category will recieve a total weight of 85% in the final calculation.

A. B. C.

NOTES:	All bonus payments are subject to approval by the Board of Directors of SeaBright Insurance Holdings, Inc.

In most cases, no Annual bonus will be paid, including for Department Targets, if Threshold After-Tax GAAP Income target is not achieved by SeaBright Insurance Holdings, Inc.

In all cases, After-Tax GAAP Income excludes capital gains and losses.

Employee:	Date:

Manager:	Date:

Approval:	Date: